Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-236600

May 17, 2022

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated May 17, 2022

$600,000,000 3.700% NOTES DUE MAY 15, 2027

$900,000,000 4.000% NOTES DUE MAY 15, 2029

$1,500,000,000 4.200% NOTES DUE MAY 15, 2032

$2,000,000,000 4.750% NOTES DUE MAY 15, 2052

$1,000,000,000 4.950% NOTES DUE MAY 15, 2062

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 (Stable) / A+ (Stable) / A (Stable)

Note Type:	SEC Registered (No. 333-236600)

Trade Date:	May 17, 2022

Settlement Date (T+3):	May 20, 2022

Maturity Date:	May 15, 2027 (the “2027 Notes”) May 15, 2029 (the “2029 Notes”) May 15, 2032 (the “2032 Notes”) May 15, 2052 (the “2052 Notes”) May 15, 2062 (the “2062 Notes”)

Principal Amount Offered:	$600,000,000 (2027 Notes) $900,000,000 (2029 Notes) $1,500,000,000 (2032 Notes) $2,000,000,000 (2052 Notes) $1,000,000,000 (2062 Notes)

Price to Public (Issue Price):	99.946% (2027 Notes) 99.639% (2029 Notes) 99.742% (2032 Notes) 99.100% (2052 Notes) 99.020% (2062 Notes)

Net Proceeds (Before Expenses) to Issuer:	$597,576,000 (99.596%) (2027 Notes) $893,151,000 (99.239%) (2029 Notes) $1,489,380,000 (99.292%) (2032 Notes) $1,967,000,000 (98.350%) (2052 Notes) $982,200,000 (98.220%) (2062 Notes)

Interest Rate:	3.700% (2027 Notes) 4.000% (2029 Notes) 4.200% (2032 Notes) 4.750% (2052 Notes) 4.950% (2062 Notes)

Interest Payment Dates:

May 15 and November 15, commencing November 15, 2022 (2027 Notes)

May 15 and November 15, commencing November 15, 2022 (2029 Notes)

May 15 and November 15, commencing November 15, 2022 (2032 Notes)

May 15 and November 15, commencing November 15, 2022 (2052 Notes)

May 15 and November 15, commencing November 15, 2022 (2062 Notes)

Regular Record Dates:	May 1 and November 1 (2027 Notes) May 1 and November 1 (2029 Notes) May 1 and November 1 (2032 Notes) May 1 and November 1 (2052 Notes) May 1 and November 1 (2062 Notes)

Benchmark:

T 2.750% due April 30, 2027 (2027 Notes)

T 2.875% due April 30, 2029 (2029 Notes)

T 2.875% due May 15, 2032 (2032 Notes)

T 2.250% due February 15, 2052 (2052 Notes)

T 2.250% due February 15, 2052 (2062 Notes)

Benchmark Price / Yield:	99-01 / 2.962% (2027 Notes) 99-05 / 3.010% (2029 Notes) 99-02+ / 2.982% (2032 Notes) 81-23+ / 3.207% (2052 Notes) 81-23+ / 3.207% (2062 Notes)

Spread to Benchmark:	+75 basis points (2027 Notes) +105 basis points (2029 Notes) +125 basis points (2032 Notes) +160 basis points (2052 Notes) +180 basis points (2062 Notes)

Re-offer Yield:	3.712% (2027 Notes) 4.060% (2029 Notes) 4.232% (2032 Notes) 4.807% (2052 Notes) 5.007% (2062 Notes)

Optional Redemption Provisions:

Prior to April 15, 2027 (1 month prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after April 15, 2027 (2027 Notes).

Prior to March 15, 2029 (2 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on or after March 15, 2029 (2029 Notes).

Prior to February 15, 2032 (3 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on or after February 15, 2032 (2032 Notes).

Prior to November 15, 2051 (6 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points; par call on or after November 15, 2051 (2052 Notes).

Prior to November 15, 2061 (6 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 30 basis points; par call on or after November 15, 2061 (2062 Notes).

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

Day Count:	30/360

CUSIP / ISIN:	91324PEG3 / US91324PEG37 (2027 Notes) 91324PEH1 / US91324PEH10 (2029 Notes) 91324PEJ7 / US91324PEJ75 (2032 Notes) 91324PEK4 / US91324PEK49 (2052 Notes) 91324PEL2 / US91324PEL22 (2062 Notes)

Joint Book-Running Managers:

BofA Securities, Inc.

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC Mizuho Securities USA LLC PNC Capital Markets LLC Truist Securities, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. KeyBanc Capital Markets Inc. Santander Investment Securities Inc. Scotia Capital (USA) Inc. TD Securities (USA) LLC

Co-Managers:

Bancroft Capital LLC

BNY Mellon Capital Markets, LLC

Drexel Hamilton, LLC

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Loop Capital Markets LLC

MFR Securities, Inc.

R. Seelaus & Co., LLC

Regions Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Barclays Capital Inc. toll-free at (888) 603-5847, Deutsche Bank Securities Inc. toll-free at (800) 503-4611, Morgan Stanley & Co. LLC toll-free at (866) 718-1649, RBC Capital Markets, LLC toll-free at (866) 375-6829 and U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.